NEWS RELEASE
PHIL LYNCH	JAY KOVAL
VICE PRESIDENT	VICE PRESIDENT
DIRECTOR CORPORATE COMMUNICATIONS	DIRECTOR INVESTOR
AND PUBLIC RELATIONS	RELATIONS
502-774-7928	502-774-6903

FOR IMMEDIATE RELEASE
BROWN-FORMAN ANNOUNCES CHANGES ON ITS BOARD OF DIRECTORS
Louisville, KY, May 26, 2016 - Brown-Forman Corporation announced today that its Board of Directors has elected Campbell P. Brown, Marshall B. Farrer, and Laura L. Frazier to become directors of the company, effective today. All three are fifth generation descendants of George Garvin Brown, who founded Brown-Forman in 1870.

This election continues a multi-year evolution of Brown family representation on the board. As part of this process, Martin S. Brown Jr., Sandra A. Frazier, and James S. Welch Jr., a management director who is retiring as vice chairman of the company at the end of May, have elected not to stand for re-election at the annual stockholders’ meeting in July.

“We are truly grateful to each of these directors for the guidance and wisdom they have given Brown-Forman over the last decade, a period of remarkable success and growth for the company,” stated Brown-Forman’s Chairman of the Board, Geo. Garvin Brown IV.

“In 2006 Martin and Sandra helped steward the governance of Brown-Forman from the fourth to the fifth generation of the Brown family, and they have helped strike the right balance between our long-term orientation and our performance culture ever since. Going forward, the Board is very grateful for their continued engagement, oversight, and co-authorship of the governance of the Brown family control group.”

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Brown-Forman Chief Executive Officer Paul Varga said, “In addition to his laudable board service, Jim Welch has had a remarkable career at Brown-Forman, making many significant contributions spanning the areas of strategy, corporate affairs, and human resources, to name a few. For the last decade, he has also led the company’s very significant civic leadership efforts in the Louisville community.”

Laura L. Frazier is owner, chairman, and past-CEO of Bittners, a more than 160-year-old interior and commercial design firm. She previously served on the board of directors of Lenox, Inc., a former subsidiary company of Brown-Forman, from 1999 to 2005. Her father, Owsley Brown Frazier, had a 45-year career with Brown-Forman, retiring as vice chairman. He served as a director for 42 years from 1964 to 2006.

Marshall B. Farrer is an 18-year employee of Brown-Forman and is vice president and managing director of Global Travel Retail, which includes Duty Free, Military, Cruise, and Transportation sales globally. He previously led the global Jack Daniel’s Tennessee Honey brand team, was managing director of the Australia/Asia region, and led the Latin America & Caribbean region. His mother, Dace Brown Stubbs, served as a director at Brown-Forman from 1999-2015.

Campbell P. Brown is a 22-year employee of Brown-Forman and is currently president and managing director of Old Forester, the company’s founding bourbon brand. He previously served Brown-Forman in the emerging markets of India, the Philippines, and Turkey and most recently led the company’s wine and spirits portfolio in Canada and the Midwest region of the U.S. Campbell Brown also serves on the board of directors for Republic Bank and Trust Company. His father, George Garvin Brown III, served as a director at Brown-Forman for 35 years from 1971 to 2006. Campbell is the brother of the company’s current board chairman.

“As founding members of the Brown-Forman Brown Family Shareholders Committee in 2007, Campbell, Marshall, and Laura have helped strengthen the enduring relationship between the long-term shareholders and the company. They now bring that experience along with their other considerable talents and strong values with them to their board service,” Brown said.

For more than 145 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Jack Daniel’s & Cola, Jack Daniel’s Tennessee Honey, Gentleman Jack, Jack Daniel’s Single Barrel, Finlandia, Korbel, el Jimador, Woodford Reserve, Canadian Mist, Herradura, New Mix, Sonoma-Cutrer, Early Times, and Chambord. Brown-Forman’s brands are supported by nearly 4,400 employees and sold in approximately 160 countries worldwide. For more information about the company, please visit http://www.brown-forman.com/.
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